EXHBIT 99.3

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Advisory Agreement
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INSIGHT CREATIVE SOLUTIONS, INC.
6855 Santa Monica Boulevard
Hollywood, CA 90038

January 31, 2006

Barington Capital Group, L.P.
888 7th Avenue, 17th Floor
New York, NY 10019

Ladies and Gentlemen:

This letter agreement sets forth the terms and conditions pursuant to which Insight Creative Solutions, Inc., a California corporation (“Insight”), and Donald A. Kurz (“Kurz”) are engaging Barington Capital Group, L.P. (the “Advisor”) to provide certain advisory services relating to the contemplated solicitation (the “Solicitation”) of proxies or written consents by Insight or Kurz for the election of a slate of nominees to the board of directors (the “Board”) of EMAK Worldwide, Inc. (the “Company”).

In consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Services. During the Term (as hereafter defined) of this letter agreement, the Advisor will provide Insight and Kurz with such advisory services relating to the Solicitation as may from time to time be reasonably requested by Insight. Without limiting the generality of the foregoing, the parties currently contemplate that these services shall include: (a) general advice relating to the conduct of the Solicitation; (b) to the extent reasonably requested by Insight, assistance with the drafting and preparation of work plans, letters, timetables and materials filed with the Securities and Exchange Commission (the “SEC”) in connection with the Solicitation; and (c) the recommendation of specified professionals (i.e., proxy solicitation firm, financial public relations firm) for engagement by Insight or Kurz to assist Insight and Kurz in connection with the Solicitation. The Advisor will also provide Insight with such information about the Advisor and its affiliates reasonably requested by Insight in order to comply with the disclosure obligations of Insight and Kurz under applicable securities laws. Such information will not contain any untrue statement of material fact regarding the Advisor and its affiliates or omit to state any material fact necessary to make the statements therein regarding the Advisor and its affiliates not misleading in light of the circumstances under which such statements are made.

2. The Solicitation. The parties hereto agree that: (a) the director nominees shall be selected by Kurz after consultation with the Advisor; (b) subject to approval by the Board following the election of the director nominees, it is contemplated that Kurz will serve as the Company’s Chairman and Chief Executive Officer; and (c) Insight and Kurz shall have the right to select counsel, a proxy solicitation firm, a financial public relations firm and all of the other advisors who will represent Insight and Kurz in the Solicitation. Following the Successful Completion of the Solicitation (as hereafter defined), it is contemplated that an independent presiding director will be designated by the Company’s Board. Insight and Kurz each agree to comply with all applicable laws, rules and regulations in connection with the Solicitation.

3. Compensation and Expenses.

(a) Following the Successful Completion of the Solicitation (as defined below), Kurz shall request that the Company: (i) pay the Advisor a fee of $200,000; (ii) issue to the Advisor Warrants (as hereafter defined) to purchase 25,000 shares of the Company’s common stock with an exercise price equal to $8.6280 per share and Warrants to purchase 25,000 shares of the Company’s common stock with an exercise price equal to $9.4123 per share (it being understood and agreed that the number of shares issuable upon exercise of the Warrants (and the exercise price thereof) shall be subject to adjustment for any stock splits, stock dividends, mergers, recapitalizations or other changes to the Company’s common stock that occur prior to the issuance thereof); (iii) reimburse the Advisor, Insight and Kurz for all reasonable out-of-pocket fees and expenses incurred by each of them in connection with the Solicitation; provided, however, that the Advisor shall have obtained Insight’s prior approval before incurring any such fee or expense greater than $250; and (iv) reimburse the Advisor (at a rate of $175 per hour) for the time spent by its in-house legal counsel function in providing Insight and/or Kurz with services hereunder. In the event that for any reason whatsoever the Company does not provide the Advisor with the compensation and expense reimbursement set forth in Sections 3(a)(i) -(iii) above within sixty (60) days after the Successful Completion of the Solicitation, Insight and Kurz jointly and severally agree, no later than fifteen (15) days thereafter, to provide such compensation and expense reimbursement to the Advisor, it being understood and agreed that, in the event that the Company does not issue Warrants to the Advisor, the parties shall work together in good faith to design a compensation arrangement that will provide the Advisor with compensation that is at least equal to the compensation that would be earned by Advisor as a holder of the Warrants.

(b) “Successful Completion of the Solicitation” shall mean during the Term of this letter agreement and a period of six months thereafter (i) the election of individuals nominated by Insight or Kurz in any Solicitation constituting 50% or more of the members of the Board, (ii) the appointment of Kurz as Chief Executive Officer of the Company, (iii) any consensual settlement of the Solicitation and/or the issues raised therein by Kurz or Insight with the Company or (iv) the approval of the stockholders of the Company of the sale of the Company, a merger or other business combination.

(c) “Warrants” shall mean five-year warrants to purchase the Company’s common stock in form and substance customary for warrants issued by public companies. Without limitation of the foregoing, it is understood and agreed that the number of shares issuable upon exercise of the Warrants (and the exercise price thereof) shall be subject to adjustment only for stock splits, stock dividends, mergers, recapitalizations and other changes to the Company’s common stock.

4. Term.

(a) The “Term” shall begin on the date of this letter agreement and end on the earlier of: (i) the date on which Insight or Kurz (in their sole discretion) determines to end a consent solicitation, as publicly announced by either of them, and (ii) the date on which the Company holds its 2006 annual meeting of stockholders, provided that Insight or Kurz elects (in their sole discretion) to solicit proxies in connection with the 2006 annual meeting.

(b) Upon expiration of the Term, the obligations of the Advisor to provide services under Section 1 of this letter agreement shall terminate, it being understood and agreed that (i) all other rights and obligations of the parties shall survive the expiration of the Term and shall remain in full force and effect, (ii) if the Advisor shall have breached in any material respect any representation, warranty or covenant contained in this letter agreement, then the Advisor shall remain fully liable after such expiration or expiration for all losses and other expenses suffered or incurred by Insight or Kurz as a result of such breach; and (iii) if Insight or Kurz shall have breached in any material respect any representation, warranty or covenant contained in this letter agreement, then Insight and Kurz shall remain fully liable after such expiration for all losses and other expenses suffered or incurred by the Advisor as a result of such breach.

5. Ownership of Stock; Other Contests, Etc. The Advisor represents and warrants that neither it nor any of its officers, directors or affiliates “beneficially owns” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) any securities of the Company. During the Term and the Tail Period (as hereafter defined), if any, the Advisor will not, and will use its commercially reasonable efforts to cause its officers, directors, agents and affiliates not to, without the prior written consent of Insight or Kurz, directly or indirectly, alone or in concert with any other person: (a) acquire or agree to acquire beneficial ownership of any such securities; (b) other than in connection with the Solicitation, make, or in any way participate in, any “solicitation” of “proxies” or “consents” or become a participant in an “election contest” (as such terms are used in the rules and regulations of the SEC), with respect to the Company’s voting securities; (c) other than in connection with the Solicitation, initiate or support any stockholder proposal with respect to the Company; (d) form, join or participate in the formation of, a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company or, other than in connection with the Solicitation, otherwise assist, advise or encourage any other person in acquiring, directly or indirectly, control of the Company or any of the Company's securities, businesses or assets; (e) make any public statements with respect to, or submit a proposal or offer (with or without conditions) for, any extraordinary transaction involving the Company (or all or any part of its securities, businesses or assets) or its security holders to the Company or any other person; (f) other than in connection with the Solicitation, seek or propose to influence or control the Board or the Company’s management, policies or affairs; or (g) disclose any intention, plan or arrangement inconsistent with, or encourage, any of the foregoing. “Tail Period” means, in the event 50% or more of the individuals nominated by Insight or Kurz are not elected to serve as members of the Board during the Term, six months following the expiration of the Term.

6. Publicity; Confidentiality. (a) No party hereto will issue, or permit any of its officers, directors, employees, agents, representatives or affiliates to issue, any press release or otherwise make, or permit any of its officers, directors, employees, agents, representatives or affiliates to make, any public statements or filings with respect to this letter agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld or delayed.

(b) Insight and Kurz each agrees that it will not (and will use its commercially reasonably efforts to cause its agents, representatives and any other person acting on its behalf not to), directly or indirectly, use the name “Barington” or “Barington Capital Group” (or any derivations thereof), in any press release, public statement or filing except with the prior written consent of the Advisor, such consent not to be unreasonably withheld or delayed.

(c) Insight and Kurz each acknowledge that the opinions and advice given by the Advisor hereunder are intended solely for the use of Insight and Kurz in connection with the Solicitation (and any advisors engaged by either of them under Section 2(c) of this letter agreement) and no other purpose. Insight and Kurz each agrees that each of them shall (and shall use their commercially reasonable efforts to cause their respective officers, directors, employees, agents, representatives and affiliates to) keep confidential and not to disclose to third parties such opinions and advice of the Advisor as well as any non-public, confidential or proprietary information concerning the Advisor’s investments, investment strategies, processes, methodologies or procedures disclosed to or observed by such parties in connection with the services provided by Advisor hereunder, except, in each case (i) with the consent of the Advisor, (ii) to the extent required by applicable law, rule or regulation or compulsory legal process following reasonable prior written notice to the Advisor or (iii) with respect to information that Insight or Kurz can demonstrate is publicly available other than by breach by Insight or Kurz of their obligations under this letter agreement.

7. Relationship of the Parties, Etc. The Advisor shall act under this letter agreement solely as an independent contractor and not as the agent, partner or joint venturer of Insight or Kurz. Nothing in this letter agreement or otherwise grants the Advisor any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of Insight or Kurz or in the name of Insight or Kurz. Insight and Kurz acknowledge and agree that Advisor has been retained solely to provide the services set forth in this Agreement and the duties of Advisor arising out of its engagement hereunder shall be owed solely to Insight and Kurz.

8. No Limitation of Duties; No Legal Advice. (a) Nothing contained in this letter agreement shall be construed to limit Kurz or any other person in the exercise of his or her duties as a director or officer of the Company.

(b) Insight and Kurz each acknowledges and agrees that Advisor has not been engaged to provide, and shall not be providing, legal advice to either party hereunder.

9. Governing Law, Etc. This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York that apply to contracts made and performed entirely within such state. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of any state or federal court located in the Southern District of New York in connection with any action, suit or other proceeding (hereinafter, a “proceeding”) arising out of or relating to this letter agreement or the transactions contemplated hereby and waives any objection to venue in any such court. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Indemnification. Insight and Kurz agree to the indemnification provisions set forth on Annex A to this letter agreement and incorporated herein in their entirety.

11. Representations and Warranties; Enforcement of Rights. (a)  Each of the parties hereto hereby represents and warrants that this letter agreement has been duly executed and delivered by such party and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(b) If any suit or other proceeding is brought by the Advisor, on the one hand, or Insight or Kurz, on the other hand, to enforce such party’s (or parties’) rights hereunder, such party (or parties) shall be entitled to collect all costs and expenses suffered or otherwise incurred by such party (or parties) in connection with such suit or other proceeding, including, without limitation, reasonable attorneys’ fees and court costs.

12. Miscellaneous. This letter agreement and the rights, duties and obligations of the parties hereunder may not be assigned without the prior written consent of the other parties hereto; provided, however, that the Insight and Kurz may delegate their obligations under this letter agreement to the Company with the consent of the Advisor, such consent not to be unreasonably withheld. This letter agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No amendment, supplement or waiver of any provision of this letter agreement shall be effective unless the same shall be in writing and signed by the Advisor, Kurz and Insight. This letter agreement contains the entire agreement of the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this letter agreement are merged herein. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof. The parties acknowledge and agree that this letter agreement has been mutually negotiated, prepared and drafted, and if at any time any of them desires or is required to interpret or construe any term or provision of this agreement, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested such term or provision. This letter agreement may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one and the same document. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

[The next page is the signature page]

Please sign below to confirm that the foregoing sets forth our agreement.

Very truly yours,

INSIGHT CREATIVE SOLUTIONS, INC.

		By:	/s/
			Name:	Donald A. Kurz
			Title:	President

/s/
Donald A. Kurz

Agreed:

BARINGTON CAPITAL GROUP, L.P.

By:	LNA Capital Corp., its general partner

By:	/s/
Name:
Title:

ANNEX A

Indemnification Agreement

Barington Capital Group, L.P. (“Barington”) has consented to provide certain services to Insight Creative Solutions, Inc. and Donald A. Kurz (collectively, “we”) pursuant to the terms of the letter agreement of which this Annex A is a part. In connection therewith:

We hereby jointly and severally agree to indemnify, defend and hold Barington and its officers, directors, employees, partners, investors, agents, affiliates and advisors (collectively, “you”) harmless from and against any and all costs, expenses, damages, liabilities and losses (including reasonable attorneys’ fees, court costs, judgments, fines and amounts paid in any settlement) actually incurred or suffered by you in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, to which you are made a party or threatened to be made a party in any capacity by reason of your engagement or service to us hereunder, any solicitation of proxies or consents by us and any communication to the Company’s stockholders by us or filing with the Securities and Exchange Commission relating thereto (including, without limitation, proxy statements, solicitation materials and statements on Schedule 13D). Notwithstanding anything to the contrary contained herein, we shall not have any obligation to indemnify or hold you harmless from any such cost, expense, damage, liability or loss arising out of your fraud, bad faith, willful misconduct, gross negligence or breach in any material respect of any of your obligations under the letter agreement; it being understood that if we have reimbursed you for costs, expenses, damages, liabilities or losses, and such costs, expenses, losses or liabilities (or portion thereof), as the case may be, are later determined to be the result of your fraud, bad faith, willful misconduct, gross negligence or breach in any material respect of any of your obligations under the letter agreement, then you shall repay to us such amounts previously paid to you.

Upon receipt by you of notice of the commencement of an action or proceeding against you in respect of which indemnity may be sought hereunder, you shall promptly notify us with respect thereto (provided that failure to so notify us shall not relieve us from any liability which we may have on account of the provisions of this Annex A, except to the extent we shall have been prejudiced by such failure) and we may elect to assume the defense thereof, including the employment of counsel reasonably satisfactory to you, and shall have the right to settle such action or proceeding (provided that such settlement provides for an unconditional release of you from any liabilities in respect thereof). You shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at your expense unless (a) we have agreed to pay the fees and expenses of such counsel, (b) we shall have failed promptly (after notice thereof from you) to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to you in any such action or proceeding, or (c) the named parties to any such action or proceedings include you and us and you shall have been advised in writing by counsel that there are one or more legal defenses available to us which are different from or additional to those available to you which, if we and you were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice the prosecution of defenses available to you, in which case, if you

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notify us in writing that you elect to employ separate counsel at our expense, we shall not have the right to assume the defense of such action or proceeding on your behalf (it being understood, however, that we shall not, in connection with any such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one firm of attorneys (and local counsel, to the extent necessary) at any time for you and you shall instruct each separate counsel to reasonably cooperate with us in order to reduce fees and expenses for which we are liable). We shall not be liable for any settlement of any action, suit or proceeding affected without our written consent, but, if settled with such consent, we agree to indemnify you from and against any loss or liability by reason of such settlement.
You agree to provide us with your reasonable cooperation and assistance in connection with the defense of any action, suit or proceeding with respect to which you are entitled to indemnification hereunder.

Notwithstanding the foregoing, it is understood and agreed by the parties that any payment obligations of Kurz and Insight under this Annex A shall be capped at, and shall in no event exceed, $7,500,000.

Kurz hereby represents and warrants that as of the date hereof he is the record and beneficial owner of at least 1,505,589 shares of common stock of the Company (the “Shares”). Kurz hereby agrees that during the Restriction Period (as hereinafter defined), Kurz shall not enter into any agreement or arrangement with respect to, or affecting, any proposed sale, exchange, transfer, assignment, conveyance or other transaction concerning or effecting more than 25% of the Shares (including, without limitation, the imposition of any lien, pledge or encumbrance thereon) (a “Share Transaction”), unless and until Kurz shall have notified Barington in writing of the contemplated Share Transaction and, in the event that in Barington’s reasonable judgment such transaction reduces in any material respect the ability of Kurz to satisfy his obligations under this Annex A, provides Barington with reasonable assurance that Kurz is maintaining comparable assets or arrangements (such as, by way of example, insurance, surety bonds or an escrow account) to secure Kurz’s obligations under this Annex A, in each case in an amount and upon terms and conditions reasonably satisfactory to Barington. As used herein, the “Restriction Period” shall mean the shorter of (a) the Term of the letter agreement and a period of three (3) months thereafter and (b) the period from the date hereof until the consummation of a transaction of the type described in Section 3(b)(iv); provided, however, that in the event that you have provided us with written notice of a claim for indemnification hereunder prior to the expiration of the foregoing period, such period shall be extended until thirty (30) days after the final resolution of the matter upon which such claim was based.

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